Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form type)

The RealReal, Inc.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share	Other(3)	5,916,203(2)	$11.08(3)	$65,551,529.24	$0.00013810	$9,052.66

Equity	Common Stock, $0.00001 par value per share	Other(5)	1,183,241(4)	$9.42(5)	$11,146,130.22	$0.00013810	$1,539.28

Total Offering Amounts					$76,697,659.46		—

Total Fees Previously Paid							—

Total Fee Offsets(6)							—

Net Fee Due							$10,591.94

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable pursuant to the provisions of the 2019 Equity Incentive Plan (“EIP”) or Employee Stock Purchase Plan (“ESPP”) relating to adjustments for changes resulting from a share dividend, share split, recapitalization or similar transactions.

(2)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the EIP on January 1, 2026 pursuant to an “evergreen” provision contained in the EIP. Pursuant to such provision, the number of shares reserved for issuance under the EIP automatically increases annually on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2020, and continuing until (and including) the fiscal year ending December 31, 2029, with such annual increase equal to the lesser of (i) 8,000,000 shares of Common Stock, (ii) 5% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Registrant’s board of directors.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $11.08 per share, which is the average of the high and low prices of a share of Common Stock on February 20, 2026, as reported on the Nasdaq Global Market.

(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2026 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of shares reserved for issuance under the ESPP automatically increases annually on the first day of each fiscal year during the term of the ESPP, commencing in 2020, by an amount equal to the lesser of (i) 1,750,000 shares of Common Stock; (ii) 1% of the total number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year; and (iii) such number of shares of Common Stock as may be established by the Registrant’s board of directors.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $11.08 per share, which is the average of the high and low prices of a share of Common Stock on February 20, 2026, as reported on the Nasdaq Global Market. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be the lesser of (i) 85% of the fair market value of a share of Common Stock on the first business day of the offering period and (ii) 85% of the fair market value of a share of Common Stock on the exercise date.

(6)	The Registrant does not have any fee offsets.

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